UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

November 14, 2008

AKEENA SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

16005 Los Gatos Boulevard
Los Gatos, California 94032
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

The following is to update and correct information we previously reported in Part I of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, in Item 1 (Financial Statements), under footnote 9 to the Notes to Condensed Consolidated Financial Statements, and in Item 3 (Management’s Discussion and Analysis), under the caption “Liquidity and capital resources.”

With reference to the Loan and Security Agreement we entered into on January 29, 2007 with Comerica Bank, as subsequently amended (the “2007 Credit Facility”), and which matures on October 1, 2009, we are required to maintain or achieve certain financial ratios and covenants, as measured on a quarterly basis. At September 30, 2008, we were not in compliance with the covenant to maintain a “Tangible Net Worth” (as defined in the 2007 Credit Facility) of not less than $25,000,000; our Tangible Net Worth at September 30, 2008 was $24,230,000. Comerica Bank has provided a waiver to us of that covenant shortfall for our quarter ended September 30, 2008. We anticipate that our Tangible Net Worth will continue to be less than $25,000,000 for some period, and that we will need to seek additional waivers of this covenant for future quarters, or to request that Comerica Bank agree to further modify the terms of the 2007 Credit Facility to reduce this requirement. We plan to continue active discussions with Comerica Bank regarding revisions to our credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2008

AKEENA SOLAR, INC.

By:	/s/ Gary R. Effren
Gary R. Effren,
Chief Financial Officer